Exhibit 10.1

AGREEMENT

     This Agreement is made as of                                          by and between HARRIS INTERACTIVE INC., a Delaware corporation with offices at 135 Corporate Woods, Rochester, New York 14623 (“Harris”) and                                          (“Employee”).

     WHEREAS, Employee is employed by Harris in a senior managerial role, and Harris desires to provide additional employment incentives to Employee,

     NOW THEREFORE, in consideration of the continued employment of Employee by Harris, the mutual promises herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Definitions.

     (a) "Bonus” shall mean non-salary, discretionary cash compensation, whether paid under a performance based bonus plan or otherwise.

     (b) "Cause” shall mean (i) refusal or substantial failure to perform (other than due to physical or mental disability), or misconduct in the performance of, the ordinary and customary duties of Employee as reasonably required by Harris or a New Employer, provided that such refusal, failure, or misconduct has continued after Harris or the New Employer has given Employee five business days written notice of same, (ii) overt and willful disobedience of orders or directives issued by the Board of Directors of Harris or the New Employer that are within the reasonable scope of Employee’s duties to Harris or the New Employer, (iii) conviction of or commission of any felony, whether or not related to performance of duties under this Agreement, (iv) commission of any other illegal act if committed in connection with the performance of duties for Harris or the New Employer if such act could reasonably tend to bring Harris or Employee into disrepute in the community, or (v) material violation of Harris’s or the New Employer’s written rules, regulations or policies of general application provided that such violation has continued after Harris or the New Employer has given Employee five business days written notice of same.

     (c) A “Change of Control” shall be deemed to have occurred if:

     (i) the following individuals (Recommended Directors”) cease for any reason to constitute a majority of the number of directors then serving as directors of Harris: individuals who, on the date hereof, constitute the Board of Directors of Harris and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Harris) whose appointment or election by the Board of Directors of Harris or nomination for election by Harris’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

     (ii) the stockholders of Harris approve a complete liquidation or dissolution of Harris, except in connection with a recapitalization or other transaction which does not otherwise constitute a Change of Control for purposes of subsection (iii) or (iv) below;

     (iii) any consolidation or merger of Harris occurs; or

     (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for fifty percent (50%) or more of total assets or fifty percent (50%) or more of the total revenues of Harris occurs;

other than, in case of either subsection (iii) or (iv), a transaction in which immediately following such transaction, (x) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the surviving entity in the case of a merger or consolidation or acquiring entity in the case of a transfer (in each case, the “Surviving Entity”) entitled to vote generally in the election of directors (or other determination of governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by all or substantially all of the individuals and entities who were the owners of Harris common stock immediately prior to such transaction in substantially the same proportion, as among themselves, as their ownership of such common stock immediately prior to such transaction, or (y) a majority of the directors (or other governing body) of the Surviving Entity consists of Recommended Directors.

     (d) “Confidential Information” shall mean any and all information and material proprietary to Harris or not generally known or available to the public in which Harris has any interest or rights now or in the future, including without limitation Harris’s business strategies, client lists, supplier lists, partners, agreement terms, pricing, databases, products, designs, processes, systems, methods; trade secrets, know-how, data, technical plans, drawings, information, inventions, formulas, technology and anything else that might be construed as proprietary or confidential in nature. Confidential Information shall not include information and material (i) publicly available through no action by Employee, (ii) released by Harris with a written waiver of confidentiality, (iii) lawfully obtained from third parties, or (iv) previously known or developed by third parties independently of Harris and Employee provided that such knowledge or development can be independently substantiated.

     (e) "Good Reason” shall mean:

     (i) material breach of Harris’s or the New Employer’s obligations to Employee, provided that Employee shall have given reasonably specific written notice thereof to Harris and/or the New Employer, and Harris and/or the New Employer shall have failed to remedy the circumstances within ten business days thereafter;

     (ii) any decrease in Employee’s base salary as in effect immediately prior to any Change of Control, or any material decrease in Employee’s benefits if such modification is not of general applicability to other senior managerial Employees of Harris or the New Employer;

     (iii) the relocation of Employee’s principal office to a location more than thirty (30) miles from the location of his[her] office immediately prior to any Change of Control; provided, however, that Employee’s principal office shall not be deemed to be relocated by virtue of Employee being required to spend up to ten working days per month on average in Harris’s or the New Employer’s, and their affiliates’, other offices; or

     (iv) the failure of any New Employer or successor in interest of Harris to be bound by the terms of this Agreement.

     (f) "New Employer” shall mean the new employer resulting from a Change of Control.

     2. Compensation After Change of Control. If at any time within the first year after a Change of Control Employee’s employment is terminated by Harris or a New Employer other than for Cause, or Employee terminates his[her] employment for Good Reason, Employee shall be entitled to receive the benefits provided in this Section 2. No benefits shall be payable under this Section 2 under other circumstances.

     For the one year period following the date of termination (the “Coverage Period”), Harris or the New Employer shall pay to the Employee an aggregate amount equal to (i) Employee’s base annual salary at the rate in effect immediately before the effective date of the Change of Control, and (ii) the average annual value of the Employee’s annual Bonus (with such average based on Bonuses earned during the immediately preceding two full fiscal years). Payments shall be made in bi-weekly installments, less standard deductions, in the same manner and frequency as compensation payments were made prior to the Coverage Period. If, however, termination is by Employee for Good Reason under subsection (iv) of the definition thereof, the payment to Employee shall be made in a single aggregate lump sum, rather than in installments.

     In addition to such compensation and during the same period Harris or the New Employer shall provide, or cause to be provided, health insurance benefits equivalent to those provided by Harris immediately prior to the Change of Control, or to the extent that such benefits are not available under Harris’s or the New Employer’s group plans, reimbursement to the Employee of an amount equivalent to the cost paid by Harris for such benefits immediately prior to the Change of Control. Harris or the New Employer also shall provide reimbursement for reasonable (in the discretion of Harris or, if applicable, the New Employer) and actual expenses incurred by Employee for six months of out-placement services.

     Such payments shall be in addition to, and not in lieu of, payments otherwise due under Harris and/or the New Employer’s employment policies.

     3. Confidentiality. During the course of his[her] employment, Employee may have access to, develop, or otherwise be exposed to or aware of Confidential Information. Employee acknowledges that the Confidential Information must be kept strictly confidential. During and after termination of Employee’s employment by Harris Employee agrees: (a) to take every reasonable precaution to safeguard and treat the Confidential Information as confidential, (b) not to disclose the Confidential Information to any third party except as part and in furtherance of the business of Harris, and (c) not to disclose or use the Confidential Information in any manner that would not be in furtherance of the interests of Harris.

     4. Non-Compete; Non-Solicitation. In consideration of, and as a condition to the benefits afforded Employee under this Agreement and in consideration of the other rights and privileges of Employee, Employee agrees that:

(a)	during the term of his[her] employment, Employee shall not, directly or indirectly, including among others as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, compete in any manner with Harris, or if applicable, the New Employer;

(b)	if at any time within the first year after a Change of Control either (i) Employee voluntarily terminates his[her] employment except for Good Reason or (ii) Employee is terminated for Cause, then for a period of one year following the date of such employment termination Employee shall not, directly or indirectly, including among others as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, solicit or otherwise deal in any way with any of the clients or customers of Harris, or if applicable New Employer, as of the time of his[her] voluntary termination (including also and without limitation any client to whom Harris, or after a Change of Control New Employer, has sold services or products in the two years prior to termination and any prospective client or customer for whom a bid or proposal has been prepared within the previous six months) with respect to any services or products competitive with those of Harris;

(c)	if at any time within the first year after a Change of Control either (i) Employee’s employment is terminated by Harris or a New Employer other than for Cause, or (ii) Employee terminates his[her] employment for Good Reason, then during the Coverage Period Employee shall not, directly or indirectly, including among others as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, solicit or otherwise deal in any way with any of the clients or customers of Harris, or if applicable New Employer, as of the time of his[her] voluntary termination (including also and without limitation any client to whom Harris, or after a Change of Control New Employer, has sold services or products in the two years prior to termination and any prospective client or customer for whom a bid or proposal has been prepared within the previous six months) with respect to any services or products competitive with those of Harris;

(d)	if at any time within the first year after a Change of Control either (i) Employee voluntarily terminates his[her] employment except for Good Reason or (ii) Employee is terminated for Cause, then for a period of two years following the date of such employment termination Employee shall not solicit for hire or hire, or in any manner, whether directly or indirectly, be involved in, participate in, or benefit from the solicitation for hire or hiring of, any employee of Harris or any person who was employed by Harris within the six month period prior to such solicitation or hire (including employees and previous employees of New Employer who were employees of Harris immediately prior to the Change of Control); and

(e)	if at any time within the first year after a Change of Control either (i) Employee’s employment is terminated by Harris or a New Employer other than for Cause, or (ii) Employee terminates his[her] employment for Good Reason, then during the Coverage Period and one-year period following the Coverage Period, Employee shall not solicit for hire or hire, or in any manner, whether directly or indirectly, be involved in, participate in, or benefit from the solicitation for hire or hiring of, any employee of Harris or any person who was employed by Harris within the six month period prior to such solicitation or hire (including employees and previous employees of New Employer who were employees of Harris immediately prior to the Change of Control).

Employee acknowledges that Harris’s legal remedies for a breach of this provision shall be inadequate and that in addition to any other rights, including among others the right to terminate further payments hereunder, Harris shall be entitled to obtain injunctive relief to enforce this provision.

     5. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors, and assigns of the parties hereto.

     6. Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York, without reference to principles of conflicts of laws. The parties hereto consent to exclusive venue in the courts of the State of New York sitting in Monroe County, or in the United States District Court, Western District of New York.

     7. Entire Agreement/Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall not be modified or amended except in writing signed by both of the parties. No waiver of any breach of this Agreement shall be a waiver of any preceding or succeeding breach, and no waiver of any right under this Agreement shall be construed as a waiver of any other right.

     8. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

[Signature Pages Follow]

HARRIS INTERACTIVE INC.

By:
Title:

     [Employee Name]